Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1/A6) of Bauman Estate Planning, Inc. of our report dated August 9, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from inception on August 27, 2010 to December 31, 2010, and the period from inception on August 27, 2010 to December 31, 2011 to be included in this registration statement.

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
September 17, 2012 ___________________________________
Date